Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form S-3 on Form S-1 Registration Statement (No. 333-165661) of Overland Storage, Inc. (the “Company”) of our report dated September 18, 2013, with respect to the consolidated financial statements of the Company, which report appears in the Annual Report on Form 10-K of the Company for the year ended June 30, 2013 (which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty) filed with the Securities and Exchange Commission, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

San Diego, California

September 18, 2013